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                                                                      EXHIBIT C


                                PROPOSED NOTICE

                   AIM Millennium Alternative Strategies Fund


                             Notice of Application

                       SECURITIES AND EXCHANGE COMMISSION
                         INVESTMENT COMPANY ACT OF 1940

                            Rel. No. IC -___________
                              File No. 812-_______

                               ____________, 2003


         Agency. Securities and Exchange Commission (the "Commission").

         Action: Notice of Application for a Deregistration Order under Section 8(f) of the Investment Company Act of 1940, as amended (the "1940 Act").

         Applicant: AIM Millennium Alternative Strategies Fund (the "Fund").

         Relevant Act Sections: Deregistration order requested pursuant to
Section 8(f) of the 1940 Act.

         Summary of Application. The Applicant requests an order (the "Order") pursuant to Section 8(f) of the 1940 Act declaring that the registration of the Fund shall cease to be in effect.

         The Fund filed a Notification of Registration on Form N-8A with the Commission on February 9, 2001. For business reasons, the Fund subsequently determined not to commence operations. The Fund has not issued any securities or undertaken any business activities and does not intend to do so in the future. Because no securities have been or will be sold by the Fund, continued registration of the Fund under the 1940 Act is unnecessary.

         The Fund was organized as a Delaware statutory trust and intended to conduct business as a closed-end management investment company. The Fund expected that A I M Advisors, Inc. would serve as its investment adviser.

                  As of the date of this application, the Fund has no assets and no outstanding debts or other liabilities. The Fund is not a party to any litigation or administrative proceeding, and is not now engaged, and does not intend to engage, in any business activities.

         Filing Date: The Application was filed on March __, 2003.

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         Hearing or Notification of Hearing. If no hearing is ordered, the requested exemption will be granted. Any interested person may request a hearing on this Application, or ask to be notified if a hearing is ordered. Any requests must be received by the Commission by 5:30 p.m. on ___________, 2003. Request a hearing in writing, giving the nature of your interest, the reason for the request, and the issues you contest. Serve the Applicant with the request, either personally or by mail, and also send it to the Secretary of the Commission, along with proof of service by affidavit, or in the case of any attorney-at-law, by certificate. Request notification of the date of a hearing by writing to the Secretary of the Commission.

         Addresses: The Commission: Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549; Applicant: 11 Greenway Plaza, Suite 100, Houston, TX 77046-1173.

         For Further Information Contact: ________________________

         Supplementary Information: The above is a summary of the Application; the complete Application is available for a fee from either the Commission's Public Reference Branch in person or the Commission's commercial copier (800) 231-3282 (in Maryland (301) 258-4300).

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                   Jonathan G. Katz
                                   Secretary


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